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                                                                   EXHIBIT 5.1

                      The Bureau of National Affairs, Inc.

Eunice Lin Bumgardner                                              (202)736-3916
Vice President                                                 Fax:(202)973-3707
General Counsel                                       E-mail:ebumgardner@bna.com


                                      May 1, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

       Re:  Registration Statement on Form S-8
            Relating to The Bureau of National Affairs, Inc.
            Stock Purchase and Transfer Plan
            The BNA 401(k) Plan

Ladies and Gentlemen:

     As General Counsel of The Bureau of National Affairs, Inc., a Delaware corporation (the "Company"), I am acting as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the five million shares of Common Stock, par value $1.00 per share (the "Common Stock"), issuable under the Stock Purchase and Transfer Plan (the "SPTP") and The BNA 401(k) Plan. I am a member of the Bars of the District of Columbia and Maryland.

      I am generally familiar with the properties and affairs of the Company (including the SPTP and The BNA 401(k) Plan). I have also examined those records I deemed necessary for the purpose of this opinion. On that basis, I am of the opinion that the Common Stock, when issued pursuant to the terms of the SPTP and The BNA 401(k) Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

                                      Sincerely,

                                      s/ Eunice Lin Bumbardner
                                      ---------------------
                                      Eunice Lin Bumgardner